EX-99.B(j)



                       CONSENT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of
         PBHG Insurance Series Fund, Inc.

We consent to the incorporation by reference in Post-Effective Amendment No. 6 to the Registration Statement of PBHG Insurance Series Fund, Inc. on Form N-1A under the Securities Act of 1933 (File No. 333-19497) of our report dated January 28, 1999, on our audit of the financial statements and financial highlights PBHG Insurance Series Fund, Inc. appearing in the Registrant's 1998 Annual Report, which is incorporated by reference in the Post-Effective Amendment to the Registration Statement. We also consent to the reference of our Firm under the captions "Financial Highlights" in the Prospectus and "Financial Statements" in the Statement of Additional Information.



/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
2400 Eleven Penn Center
Philadelphia, Pennsylvania
April 9, 1999